SUBSIDIARIES OF THE REGISTRANT


Sussex Bancorp has three subsidiaries - - Sussex Bank, Sussex Bancorp Leasing Company and Sussex Capital Trust I. Sussex Bank has three subsidiaries, Sussex Bancorp Mortgage Company, SCB Investment Company and Tri-State Insurance Agency, Inc.